EXHIBIT 10.3
CONTRACT OF EMPLOYMENT
YELP UK LTD
THIS AGREEMENT (Agreement) dated 15 March, 2022 is between:
(1)Yelp UK Limited, a company whose registered office is at 9 Appold Street, 5th floor, London, EC2A 2AP, United Kingdom (Company/We); and
(2)    Sam Eaton (Employee/You)
AGREED TERMS
1.INTERPRETATION
1.1The definitions and rules of interpretation in this clause apply in this agreement and in any schedules (unless the context requires otherwise).
Board means the board of directors from time to time of Yelp Inc. and includes any committee of the board of directors duly appointed by it;
Companies Acts means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;
ERA means the Employment Rights Act 1996;
Group Company means any firm, company, corporation or other organisation which is a holding company from time to time of the Company or any subsidiary from time to time of the Company or any such holding company (for which purpose the expressions 'holding company' and 'subsidiary' shall have the meanings given to them by Section 1159 Companies Act 2006); and
2.APPOINTMENT
The Company will employ you and you agree to serve the Company as Chief Technology Officer of the Company on and subject to the terms and conditions in this Agreement.
3.DURATION AND WARRANTIES
3.1Your employment with the Company will begin on 16 March 2022 (Commencement Date) and will continue unless terminated by either party in accordance with clause 16 of this Agreement.
3.2For the purpose of the ERA, your period of continuous employment began on 3 April 2013. This includes your previous employment with any Group Companies.
3.3You represent and warrant that, in entering into and performing your duties under this Agreement, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you.
3.4You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment.
4.SCOPE OF YOUR EMPLOYMENT
4.1You shall:

(a)devote the whole of your working time, attention, ability and skills to your duties;
(b)faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by the Company;
(c)comply with all reasonable and lawful directions given to you by the Company;
(d)comply with all of the Company's articles of association, rules, regulations, policies and procedures from time to time in force;
(e)report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to the Board immediately on becoming aware of it; and
(f)at all times act in the best interests of the Company and use your best endeavours to promote and protect the interests of the Company, any of its Group Companies and their employees.
4.2Subject to clause 4.3 the Company reserves the right to assign you duties of a different nature either in addition to or instead of those referred to in clause 4.1 above, it being understood that you will not be assigned duties which you cannot reasonably perform or which are inconsistent with your position and status.
4.3During any period of notice of termination (whether given by the Company or by you), the Company shall be at liberty to assign to you such other duties as the Company shall determine in its absolute discretion.
4.4During your employment, you will be expected to participate in any training deemed necessary for your professional or personal development during your employment. If any training is subsequently identified as being required or otherwise on offer to you, particulars of this will be provided at the relevant time.
4.5You confirm that you have disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between you and the Company or any Group Company and you agree to disclose fully to the Company any such circumstances that might arise during your employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by you or by a third party, which might reasonably be expected to harm the Company or its business or destabilise its workforce.
5.HOURS AND PLACE OF WORK
5.1You agree that in your capacity as Chief Technology Officer you may choose or determine the duration of your working time and that the working time limits set out in Part II of the Working Time Regulations 1998 do not apply to your employment.
Your principal place of work will be at your home office within the United Kingdom, or any such place as the Company shall from time to time direct. You will be given reasonable notice of any change in your place of work. By signing below, you acknowledge and agree to the Work Location Policy set forth on Schedule 2 attached to this Agreement.
5.2You agree to travel on the Company's business (both within the United Kingdom and abroad) as may be required for the proper performance of your duties. During any such period of travel (which, if abroad, shall not exceed a continuous period of one month at any one time), you will be paid your normal salary and benefits in sterling in the normal way unless otherwise agreed.

6.SALARY
6.1The Company will pay to you a basic salary at the rate of £374,165 per year, payable by equal monthly instalments in arrears and subject to prior deductions for income tax and employee national insurance contributions, normally on the last day of each calendar month. Your salary is subject to periodic review and adjustment in accordance with the Company's policies as in effect from time to time. Any increase that may be awarded in any one year does not create an entitlement to an increase in any subsequent years.
6.2You are eligible to participate in the Company's Performance Bonus Compensation Plan for Executives, subject to the rules of such scheme from time to time in force. Any bonus awarded to you, whether under this scheme or otherwise, will be purely discretionary, will not form part of your contractual remuneration under this Agreement and will not be pensionable. The Company reserves the right to discontinue such plan or alter its terms at any time in line with business requirements. Award of a bonus in one year would not entitle you to a bonus in subsequent years and the Company reserves the right to award a nil payment.
6.3For the purposes of ERA, you hereby authorise the Company to deduct from your salary or any other payments due to you, any statutory deductions, or money which you may owe to the Company at any time.
7.PENSION AND BENEFITS
7.1The Company will comply with the employer pension duties in respect of you in accordance with Part 1 of the Pensions Act 2008.
7.2The details of the health and benefits package that the Company offers are set out in the Benefits Booklet. The Company may replace, vary or withdraw any health and benefits offerings, or amend the terms of such health and benefit offerings, at any time.
7.3Entitlement to all of the above benefits is subject to the terms of the scheme from time to time in force, and to the rules and/or the policies that the Company has in place with the relevant provider, as amended from time to time. Entitlement to these benefits is also subject to you and your dependants satisfying the normal underwriting requirements and being accepted at the standard premium. The Company may vary, withdraw or replace any and all such benefits by giving you reasonable notice.
7.4You are eligible to participate in the Company's Executive Severance Benefit Plan, established on 6 January 2012 and amended on 18 February 2020 (Severance P an). Any benefits that you are eligible to receive under the Severance Plan shall be inclusive of and not in addition to any notice period or PILON owed to you under clause 16 of this Agreement and are subject to the terms of the Severance Plan from time to time in force. For the avoidance of doubt, the Severance Plan does not form part of this Agreement or your contractual terms. The Company reserves the right to discontinue the Severance Plan or alter its terms at any time in line with business requirements.
7.5The Company shall be entitled to terminate your employment in accordance with the terms of this Agreement notwithstanding the fact that you or your dependants may be receiving benefits under any insurance scheme.
8.EXPENSES
The Company shall reimburse you in respect of all expenses reasonably incurred by you in the proper performance of your duties, in accordance with the Company's expenses policies.

9.HOLIDAY
9.1You are entitled, in addition to the usual public holidays observed in England and Wales, to 29 working days' paid holiday in each holiday year, to be used in accordance with the Company's Paid Holiday Policy. The Company's holiday year runs from 1 January to 31 December. Where you are employed for part of a holiday year, either at the beginning or end of your employment, you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year.
9.2If, on the termination of your employment, you have exceeded the accrued holiday entitlement, the excess may be deducted from any sums due to you. If you have any unused holiday entitlement, the Company may either require you to take such unused holiday during any notice period or to accept payment in lieu of it.
9.3You shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of your employment.
10.INCAPACITY
10.1Information on the process to follow if you are absent due to illness or injury and payment during any period of sick leave is set out in the Employee Handbook.
10.2Subject to your compliance with the Company's sickness policy and meeting the statutory eligibility criteria, you may be eligible to receive statutory sick pay and/or social security sickness benefits during periods of sick leave. Your qualifying days for statutory sick pay purposes are Monday to Friday. Any sick pay payments made to you under this clause shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which you may be entitled, whether or not claimed.
10.3The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by it, at any time including at any stage of absence at the Company's expense, and you agree that you will undergo any requisite tests and examinations and will fully cooperate with the relevant medical practitioner. The Company will separately request that you authorise the medical practitioner to disclose to and discuss with the Company the results of any examination and any matters which arise from it at the time of any such medical examination and inform you of your rights in respect of such consent under data protection legislation.
10.4Any actual or prospective entitlement to sick pay or private medical insurance or long term disability benefits shall not limit or prevent the Company from exercising its right to terminate your employment in accordance with clause 16 of this agreement or otherwise and the Company shall not be liable for any loss arising from such termination.
11.OTHER PAID LEAVE
11.1You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time: statutory maternity leave; statutory paternity leave; statutory adoption leave; shared parental leave; and parental bereavement leave. Further details of such entitlements are available from the Company's People Operations team. The Company may replace, amend or withdraw its policy on any of the above types of leave at any time.
12.RESTRICTIONS ON OTHER ACTIVITIES BY YOU

12.1Subject to clause 12.2, during your employment you shall not, except as the Company's representative or with its prior written approval, whether paid or unpaid, be directly or indirectly employed, engaged, concerned or interested as agent, consultant, director, employee, owner, partner, shareholder of or in any other capacity in any other competitive business or undertaking (or the setting up of any business or undertaking) or be involved in any activity which the Company reasonably considers may be, or become, harmful to the interests of the Company or any Group Company, or which might reasonably be considered to impinge your ability to carry out your duties under this Agreement. A competitive business or undertaking, for these purposes, means one which carries on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company or which intends to do so.
12.2Notwithstanding clause 12.1, you may hold (directly or through nominees) an investment by way of shares or other securities (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company or which intends to do so.
12.3Subject to any regulations issued by the Company, you shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by you by or on behalf of the Company) and if you (or any firm or company in which you are interested) shall obtain any such discount, rebate or commission, you shall account to the Company for the amount received by you (or a due proportion of the amount received by such company or firm having regard to the extent of your interest in it).
13.CONFIDENTIALITY
13.1You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after the termination of your employment:
(a)divulge or communicate to any person, company, business entity or other organisation;
(b)use for your own purposes or for any purposes other than those of the Company or any Group Company; or
(c)through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by you or any other person.
13.2For the purposes of this Agreement Confidential Information shall mean, in relation to the Company or any Group Company:
(a)trade secrets;
(b)information relating to research activities, inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical information relating to the creation, production or supply of any past, present or future product or service,
(c)any inventions or improvements which you may make or discover during your employment;
(d)any information relating to the business or prospective business,

(e)details of suppliers, their services and their terms of business,
(f)details of customers and their requirements, the prices charged to them and their terms of business,
(g)pitching material, marketing plans and sales forecasts of any past, present or future products or services,
(h)information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts),
(i)proposals relating to the acquisition or disposal of a company or business or any part thereof;
(j)proposals for expansion or contraction of activities, or any other proposals relating to the future;
(k)details of employees and officers and of the remuneration and other benefits paid to them,
(l)information given in confidence by clients, customers suppliers or any other person;
(m)any other information which you are notified is confidential; and
(n)any other information which the Company (or relevant Group Company) could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as 'confidential', including but not limited to, information which is commercially sensitive, which comes into your possession by virtue of your employment and which is not in the public domain and all information which has been or may be derived or obtained from any such information.
13.3You acknowledge that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by you or otherwise) relating to the business of the Company and any Group Company (and any copies of the same) or which is created or stored on the Company's equipment and systems:
(a)shall be and remain the property of the Company or the relevant Group Company; and
(b)shall be handed over by you to the Company or the relevant Group Company on demand and in any event on the termination of your employment and you shall certify that all such property has been so handed over and that no copies or extracts have been retained; and
(c)shall be irretrievably deleted where it is stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside our premises.
13.4Clause 13.1 shall only bind you to the extent allowed by law and nothing in this clause shall prevent you from making a protected disclosure within the meaning of section 43A ERA.
14.DATA PROTECTION

14.1The Company holds and processes, both electronically and manually, Personal Data relating to you in accordance with the Data Protection Legislation for the reasons set out in our Data Protection Policy.
14.2You will comply with the Company's data protection policies and procedures (as set out in the Employee Handbook or as otherwise notified to you from to time) and with your obligations generally under relevant data protection legislation at all times during the course of your employment when handling personal data relating to any employee, worker, contractor, client, customer, supplier or agent of the Company. Breach of any of the data protection policies and procedures will be treated as a disciplinary matter.
14.3The Company has a legitimate interest in monitoring and recording your use of the Company's electronic communications systems for the purpose of ensuring that its rules, policies and best practice are being complied with and for other legitimate business purposes, including the protection of the confidential information of its business, employees and clients. For further information, please refer to all relevant policies from time to time in force, copies of which are available in the Employee Handbook.
15.INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS
You agree to abide by the obligations relating to inventions and intellectual property rights set out in Schedule 1 to this Agreement.
16.TERMINATION OF EMPLOYMENT
16.1Your employment will continue, subject to any other clauses regarding termination in this Agreement, until terminated by either party giving to the other not less than 2 month's prior written notice or statutory minimum notice, whichever is greater.
16.2The Company is entitled at its sole and absolute discretion lawfully to terminate your employment at any time and with immediate effect by written notification to you and to pay to you within one month following the date of such termination a payment in lieu of notice (PILON). For the avoidance of doubt, the termination of your employment shall be effective on such written notification and shall not be deferred until the PILON is paid. The total PILON will be equal to the basic salary due under clause 6.1 which you would have been entitled to receive under this Agreement during the notice period referred to at clause 16.1 (or, if notice has already been given, during the remainder of such notice period) subject to statutory deductions.
16.3The Company may also terminate your employment immediately by notice in writing (without any payment of PILON) if you have:
(a)committed any serious breach or repeated or continued breach of your obligations under this Agreement; or
(b)been guilty of conduct tending to bring you or the Company or any Group Company into disrepute; or
(c)become bankrupt or had an interim order made against you under the Insolvency Act 1986 or compounded with your creditors generally; or
(d)failed to perform your duties to a satisfactory standard; or
(e)been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence is given); or
(f)during your employment, committed any breach of clauses 13 and/or 15;

(g)ceased to be eligible to work in the UK; or
(h)been guilty of fraud or dishonesty.
The Company's rights under this clause are without prejudice to any other rights that it might have at law to terminate your employment or to accept any breach of this agreement by you as having brought the agreement to an end. Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.
17.GARDEN LEAVE
During any period of notice of termination (whether given by the Company or by you), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises, and require you not to contact any customers, suppliers or employees provided that this shall not affect your entitlement to receive your normal salary and contractual benefits. During any period of such exclusion you will continue to be bound by all the provisions of this Agreement and shall at all times conduct yourself with good faith toward the Company.
18.DISCIPLINARY AND GRIEVANCE PROCEDURES
The Grievance and Disciplinary Procedure set out in the Employee Handbook, will apply to you. Such procedures are non-contractual and the Company reserves the right to leave out any stage of the procedures and failure to follow a procedure (or part of it) shall not constitute a breach of this Agreement.
19.COLLECTIVE AGREEMENTS
There are no collective agreements affecting the terms and conditions of your employment.
20.ENTIRE AGREEMENT
This Agreement, including any Schedules, contains the entire and only agreement between the parties and replaces all previous agreements between you and the Company or any Group Company.
21.GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and interpreted in accordance with English law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts but this Agreement may be enforced by the Company in any court of competent jurisdiction.
22.COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.
23.THIRD PARTY RIGHTS
You and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999, by any third party.
24.GENERAL

24.1This Agreement constitutes the written statement of the terms of your employment provided in compliance with part 1 of ERA.
24.2No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by both parties (or their authorised representatives).
24.3The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.
24.4The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

EXECUTION PAGE
This Agreement has been executed by the Parties as a deed and is delivered on the date set out at the beginning of this deed.

Executed as a Deed by Sam Eaton in the presence of:	) ) )	sign here: /s/ Sam Eaton
Witness signature:		Witness sign here: /s/ Andrew Best
Witness name:		print name: Andrew Best
Witness address:		insert address here:

Witness occupation:		insert occupation here: Software Engineer

Executed as a Deed by Yelp UK Limited acting by a director in the presence of:	) ) )	sign here: /s/ Ed Jajeh
Witness signature:		Witness sign here: /s/ Roger Haas
Witness name:		print name: Roger Haas
Witness address:		insert address here:

Witness occupation:		insert occupation here: None